UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): January 5, 2009
MedAssets, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33881	51-0391128

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 North Point Center E, Suite 200, Alpharetta, Georgia	30022

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 678-323-2500
Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On January 5, 2009, the Compensation Committee of the Board of Directors of MedAssets, Inc. (the “Company”) granted equity awards totaling 3.6 million underlying shares to certain employees at a fair value of $14.74 per share, of which approximately 36% of the total grant was allocated to the Company’s named executive officers (or “NEOs”), under the Company’s new Long-Term Performance Incentive Plan (LTPIP). The table below provides more specific information regarding the grants to the NEOs.
The Compensation Committee also resolved that Cash Earnings per Share growth, or Cash EPS growth, will be used as the criteria for the awards of stock-settled stock appreciation rights (SSARs) and restricted stock subject to vesting based on the Company’s financial performance. Cash EPS, a non-GAAP measure, is defined as the Company’s fully-diluted net income per share excluding non-cash acquisition-related intangible amortization, non-cash share-based compensation expense and certain board approved non-recurring items on a tax-adjusted basis.
The Company’s management team and Board of Directors believe the use of Cash EPS as the measure for vesting terms is appropriate as it can be used to analyze the Company’s operating performance on a consistent basis by removing the impact of certain non-cash and non-recurring items from the Company’s operations, and by rewarding organic growth and accretive business transactions. However, as Cash EPS is a non-GAAP measure, it may not be the sole or best measure for investors to gauge the Company’s overall financial performance. The Audit Committee of the Company’s Board of Directors will be responsible for validating the calculation of Cash EPS growth over the relevant period.
In the aggregate, approximately 58% of the 3.6 million underlying shares of the Company’s common stock associated with the January 5, 2009 grants are subject to performance-based vesting criteria associated with Cash EPS growth. 100% of the performance-based SSARs, which comprise 38% of the 3.6 million underlying shares granted, will vest upon the achievement of a 25% compounded annual growth rate of Cash EPS for the three-year period ending December 31, 2011. None of the performance-based SSARs will vest unless the Company achieves the aforementioned 25% Cash EPS growth rate.
The shares of restricted stock subject to performance-based vesting criteria vest as follows:
•	50% vesting based on achievement of a 15% compounded annual growth rate of Cash EPS for the three-year period ending December 31, 2011

•	Pro rata vesting of between 50% and 100% based on achievement of a compounded annual growth rate of Cash EPS between 15% and 25% for the three-year period ending December 31, 2011

•	100% vesting based on achievement of a 25% compounded annual growth rate of Cash EPS for the three-year period ending December 31, 2011
In addition to meeting the performance targets as discussed above, the grantees must be employed by the Company for a full four years through December 31, 2012 in order for the awards that are subject to performance-based vesting criteria to vest. The Company believes this additional one-year period beyond the three-year performance measurement period will help to retain key leaders and top-performing employees of the Company.
The remaining 42% of the 3.6 million underlying shares of the Company’s common stock associated with the January 5, 2009 grants are solely service-based and vest over a four-year period, of which the restricted stock grants vest 100% on December 31, 2012 and the SSARs vest 25% annually beginning on December 31, 2009.

January 5, 2009 — NEO Grant Details

	Restricted Stock		SSARS
NEO	Service	Performance	Service	Performance
John A. Bardis Chairman, President and Chief Executive Officer	53,236	106,471	121,542	239,803
Rand A. Ballard Senior Executive Vice President, Chief Operating Officer and Chief Customer Officer	38,617	77,233	88,166	173,952
L. Neil Hunn Executive Vice President and Chief Financial Officer	27,651	55,302	63,130	124,555
Jonathan H. Glenn Executive Vice President and Chief Legal and Administrative Officer	7,066	13,958	15,910	25,997
Scott E. Gressett Senior Vice President and Chief Accounting Officer	7,066	13,958	15,910	25,997

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MedAssets, Inc.
January 7, 2009	By:	/s/ L. Neil Hunn
		Name:	L. Neil Hunn
		Title:	Executive Vice President and Chief Financial Officer